EXHIBIT 99.1

NEWS RELEASE

For Immediate Release
                                                                                                                                          Contact: Howard Kaminsky, Chief Financial Officer
investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS INCREASED NET INCOME AND COMPARABLE STORE SALES GROWTH FOR SECOND QUARTER OF FISCAL 2013

~Best Second Quarter Results in Five Years~

Los Angeles, California – (November 7, 2012) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a leading operator of full-service, specialty sporting goods stores, today announced its financial results for the second quarter and six months ended September 30, 2012.

Second Quarter Summary

-	Net income was $0.8 million compared to net income of $0.6 million in the second quarter of the prior year;
-	Comparable store sales increased 5.5% for the 13 weeks ended September 30, 2012 compared to the same period last year;
-	Team Sales division sales increased 23.7% from the second quarter of last year; and
-	Online sales increased 15.6% from the second quarter of last year.

Second Quarter Results

Sales increased $3.5 million, or 3.9%, to $91.5 million for the 13 weeks ended September 30, 2012 from $88.0 million for the 13 weeks ended October 2, 2011.  The sales increase is primarily due to a 5.5% increase in comparable store sales, an improvement on top of the 3.1% increase in the same period last year.  Team Sales division and Online sales increased 23.7% and 15.6%, respectively.  These sales increases were partially offset by one store closure which contributed $1.5 million in sales in the prior year.

Gross profit decreased $0.5 million, or 1.9%, and as a percent of sales decreased to 27.6% from 29.2%.  The 1.6% decrease as a percent of sales is primarily due to 0.8% from a promotional campaign in August, 0.3% in costs related to ongoing customer satisfaction initiatives implemented in August 2011, and changes in merchandise costs and in the product mix.

Selling, general and administrative (“SG&A”) expenses decreased $0.4 million, or 1.9%, primarily due to $0.4 million in savings from labor-related expenses, such as self-insurance for employee health insurance coverage and stock option expense.  As a percent of sales, SG&A decreased to 24.0% from 25.4%.  Depreciation decreased $0.3 million as a result of the low level of capital expenditures in recent fiscal years with no new store openings or significant remodels.

Net income for the quarter ended September 30, 2012 increased $0.2 million to $0.8 million, or $0.05 per diluted share, compared to net income of $0.6 million, or $0.04 per diluted share, for the quarter ended October 2, 2011.

Craig Levra, Chairman and CEO, stated, “We are pleased with our second quarter results as we continued to grow top line sales and increased profitability with sequential and year-over-year improvements in both.  The momentum we experienced during the first quarter continued in the second quarter, and we believe that we are well positioned to have a profitable fiscal 2013.  Our recent results reflect the steps we have taken over the past few years to strengthen our financial position and adjust our operations.  We are optimistic as we head into our most important holiday season with more technical merchandise available compared to last year from the most innovative brands from across the globe and our focus on expanding our Experts’ knowledge in our technical offerings has never been greater .”

Six-Month Results

For the six months ended September 30, 2012, total sales increased 2.6% to $175.3 million from $170.8 million for the first half of the prior fiscal year.  The sales increase is primarily due to a comparable store sales increase of 4.1%, an improvement on top of the 2.7% increase in the same period last year, Team Sales division and Online sales increased 18.8% and 11.1%, respectively, partially offset by one store closure which contributed $3.2 million in sales in the prior year.

Gross profit as a percent of sales decreased to 27.7% from 29.0% for the first six months of last year.  The 1.3% decrease as a percent of sales is primarily due to 0.5% from a promotional campaign in August, 0.3% in costs related to ongoing customer satisfaction initiatives implemented in August 2011, and changes in merchandise costs and in the product mix.

SG&A expenses decreased $1.3 million, or 2.9%, primarily due to $1.4 million in savings from labor-related expenses, such as self-insurance for employee health insurance coverage, incentive payments largely for store employees and stock option expense.  SG&A expenses as a percent of sales decreased to 24.3% from 25.7%.   Depreciation decreased $0.8 million as a result of the low level of capital expenditures in recent fiscal years with no new store openings or significant remodels.

The Company’s net income for the six months ended September 30, 2012 improved by $1.1 million to $0.9 million, or $0.06 per diluted share, from a net loss of $0.2 million, or $0.02 per diluted share, for the same period last year.

Conference Call Info

The Company will be hosting a conference call and audio webcast, both open to the public, today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review its financial results for the second quarter and six months ended September 30, 2012.  Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://www.media-server.com/m/p/bs9rtc39.  To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.  The conference call also may be accessed by dialing (800) 561-2813 and entering passcode 99230773.  A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Thursday, December 6, 2012 by dialing (888) 286-8010 and entering passcode 19330352.

New Store Opening

As previously announced, the Company currently plans to open a store in May 2013 in Downtown Los Angeles.  Sport Chalet will be an anchor tenant at Brookfield Office Properties’ (BPO: NYSE/TSX) FIGat7th, the destination retail center at the intersection of Figueroa Street and 7th Street that has undergone a $40 million redevelopment.  The store will occupy 27,300 square feet of space at the lower courtyard level, and will join City Target as the first new anchors at the redeveloped FIGat7th. This store will incorporate a new design template of enhanced displays, fixtures, and graphics to reinforce the Sport Chalet brand and its market positioning as a destination for premium brands, technical merchandise and the highest quality service offerings.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty retailer with 54 stores in Arizona, California, Nevada and Utah; Sport Chalet online at www.sportchalet.com; and a Team Sales division.  The Company offers over 50 specialty services for the sports enthusiast, including climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations (Unaudited)

	13 weeks ended		26 weeks ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
	(in thousands, except per share amounts)
Net sales	$91,452	$87,980	$175,301	$170,804
Cost of goods sold, buying and occupancy costs	66,233	62,281	126,714	121,281
Gross profit	25,219	25,699	48,587	49,523

Selling, general and administrative expenses	21,924	22,340	42,662	43,955
Depreciation and amortization	2,041	2,329	4,110	4,897
Income from operations	1,254	1,030	1,815	671

Interest expense	492	431	950	896
Income (loss) before income taxes	762	599	865	(225)

Income tax provision	2	-	2	2
Net income (loss)	$760	$599	$863	$(227)

Earnings (loss) per share:
Basic	$0.05	$0.04	$0.06	$(0.02)
Diluted	$0.05	$0.04	$0.06	$(0.02)

Weighted average number of common shares
outstanding:
Basic	14,190	14,190	14,190	14,190
Diluted	14,203	14,223	14,201	14,190

Sport Chalet, Inc.

Consolidated Balance Sheets

	September 30,	April 1,
	2012	2012
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$3,663	$2,811
Accounts receivable, net	7,564	2,777
Merchandise inventories	105,879	98,181
Prepaid expenses and other current assets	1,898	1,603
Total current assets	119,004	105,372

Fixed assets, net	19,723	22,081
Total assets	$138,727	$127,453

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,676	$28,220
Loan payable to bank	44,894	41,255
Salaries and wages payable	3,353	2,980
Other accrued expenses	17,593	17,370
Total current liabilities	101,516	89,825

Deferred rent	17,919	19,340
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares – 46,000,000
Issued and outstanding shares – 12,414,490 at
September 30, 2012 and 12,414,490 at April 1, 2012	124	124
Class B Common Stock, $.01 par value:
Authorized shares – 2,000,000
Issued and outstanding shares – 1,775,821 at
September 30, 2012 and 1,775,821 at April 1, 2012	18	18
Additional paid-in capital	37,162	37,021
Accumulated deficit	(18,012)	(18,875)
Total stockholders’ equity	19,292	18,288
Total liabilities and stockholders’ equity	$138,727	$127,453

Sport Chalet, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	26 weeks ended
	September 30, 2012	October 2, 2011
	(in thousands)
Operating activities
Net income (loss)	$863	$(227)
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Depreciation and amortization	4,110	4,897
Loss on disposal of property and equipment	(16)	-
Share-based compensation	141	564
Changes in operating assets and liabilities:
Accounts receivable	(4,787)	(3,122)
Merchandise inventories	(7,698)	(2,303)
Prepaid expenses and other current assets	(295)	(99)
Accounts payable	6,880	6,416
Salaries and wages payable	373	271
Other accrued expenses	(21)	(1,856)
Deferred rent	(1,421)	(1,418)
Net cash (used in) provided by operating activities	(1,871)	3,123

Investing activities
Purchase of fixed assets	(932)	(1,389)
Proceeds from sale of assets	16	-
Net cash used in investing activities	(916)	(1,389)

Financing activities
Proceeds from bank borrowing	187,025	181,119
Repayment of bank borrowing	(183,386)	(180,899)
Net cash provided by financing activities	3,639	220

Increase in cash and cash equivalents	852	1,954
Cash and cash equivalents at beginning of period	2,811	51
Cash and cash equivalents at end of period	$3,663	$2,005

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$950	$906
Income tax	$2	$2

Supplemental disclosure of non-cash investing
and financing activities
Purchases of fixed assets on credit	732	-
Fixed assets acquired under capital leases	$244	$722